                                                                     EXHIBIT 11
                      FIRST TENNESSEE NATIONAL CORPORATION
                           PRIMARY EARNINGS PER SHARE
                      AND FULLY DILUTED EARNINGS PER SHARE




                                                         Three Months Ended          Nine Months Ended
                                                            September 30                September 30
                                                     -------------------------   -------------------------
Computation for Statements of Income:                    1997          1996          1997          1996
-------------------------------------                -----------   -----------   -----------   -----------
Per statements of income (Thousands):
    Net income                                       $    54,688   $    46,797   $   139,615   $   126,585
                                                     ===========   ===========   ===========   ===========
Per statements of income:
    Weighted average shares outstanding               64,049,081    67,144,391    64,210,469    67,223,305
                                                     ===========   ===========   ===========   ===========
Primary earnings per share (a):
    Net income                                       $       .85   $       .69   $      2.17   $      1.88
                                                     ===========   ===========   ===========   ===========
Additional Primary computation
------------------------------
Adjustment to weighted average shares
    outstanding:
    Weighted average shares outstanding
      per primary computation above                   64,049,081    67,144,391    64,210,469    67,223,305
    Add dilutive effect of outstanding
      options (as determined by the
      application of the treasury stock method)        1,802,865       916,346     1,680,832       905,313
    Weighted average shares outstanding,             -----------   -----------    ----------    ----------
      as adjusted                                     65,851,946    68,060,737    65,891,301    68,128,618
                                                     ===========   ===========   ===========   ===========
Primary earnings per share, as adjusted (b):
    Net income                                       $       .83   $       .69   $      2.12   $      1.86
                                                     ===========   ===========   ===========   ===========
Additional Fully Diluted Computation
------------------------------------
Adjustment to weighted average shares
    outstanding:
    Weighted average shares outstanding
      per primary computation above                   65,851,946    68,060,737    65,891,301    68,128,618
    Additional dilutive effect of outstanding
      options (as determined by the application
      of the treasury stock method)                      162,209        60,642        93,564        45,163
    Weighted average shares outstanding,             -----------   -----------   -----------   -----------
      as adjusted                                     66,014,155    68,121,379    65,984,865    68,173,781
                                                     ===========   ===========   ===========   ===========
Fully diluted earnings per share, as adjusted (b):
    Net income                                       $       .83   $       .69   $      2.12   $      1.86
                                                     ===========   ===========   ===========   ===========

[FN]
(a) These figures agree with the related amounts in the statements of income.

(b) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.